Delisting Determination, The Nasdaq Stock Market, LLC, September 17, 2026 Maxeon Solar Technologies, Ltd.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the ordinary shares of Maxeon Solar Technologies, Ltd. effective at the opening of the trading session on October 12,2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5110(b).
The Company was notified of the Staff determination on April 24, 2026.
On April 30, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On April 30, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5250(c)(1), 5605(c)(2), and 5605(d)(2).
The Company was notified of the Staff
determination on May 26, 2026.
On June 4, 2026, the hearing was held.
On June 24, 2026 the Panel reached a
decision and a Decision letter was issued on June 26, 2026.
The Panel decided to suspend the Company from the Exchange.
The Company ordinary shares were suspended on May 1, 2026.
The Staff determination to delist the Company ordinary shares became final on August 10, 2026.